Exhibit 99.1

News Release
Pentair Reports Strong First Quarter 2023 Results
•Sales of $1.0 billion, up 3 percent compared to sales for the same period last year.
•Operating income increased 26 percent to $184 million reflecting ROS of 17.8 percent, an increase of 320 basis points when compared to first quarter of 2022; on an adjusted basis, ROS expanded 330 basis points to 20.5 percent.
•GAAP EPS increased 10 percent to $0.78 compared to the same period last year and adjusted EPS rose 7 percent to $0.91 compared to the same period last year.
•The company updates its full year 2023 GAAP EPS guidance to approximately $3.25 to $3.35 and on an adjusted basis to approximately $3.60 to $3.70.
Reconciliations of GAAP to Non-GAAP measures are in the attached financial tables.
LONDON, United Kingdom — April 27, 2023 — Pentair plc (NYSE: PNR), a leader in helping the world sustainably move, improve and enjoy water, life’s most essential resource, today announced first quarter 2023 sales of $1.0 billion. Sales were up 3 percent compared to sales for the same period last year. Excluding currency translation, acquisitions and divestitures, core sales declined 3 percent in the first quarter. First quarter 2023 earnings per diluted share from continuing operations (“EPS”) were $0.78 compared to $0.71 in the first quarter of 2022. On an adjusted basis, the company reported EPS of $0.91 compared to $0.85 in the first quarter of 2022. Segment income, adjusted net income, free cash flow and adjusted EPS are described in the attached schedules.
John L. Stauch, Pentair’s President and Chief Executive Officer commented: “Our diversified portfolio delivered strong performance in the first quarter which exceeded our sales growth, margin expansion and EPS expectations. Transformation initiatives drove greater efficiencies across all three segments through pricing and sourcing while growth in Water Solutions and Industrial and Flow Technologies more than offset expected volume declines in Pool. Integration of our Manitowoc Ice acquisition remains on track and it has performed well with a strong backlog and accretive margins. We also published our Corporate Responsibility report last week highlighting progress towards our strategic targets.”
“We are confident that our resilient portfolio is driving balanced growth and we are excited about the long-term shareholder value we expect to create through our Transformation initiatives across all three segments, as evidenced by our Q1 adjusted margin expansion of 330 basis points versus the prior year period. We plan to continue to push innovation and reimagine how we can Make Better Essential through our products and solutions, for people and our planet by helping our customers move, improve and enjoy water.”
First quarter 2023 operating income was $184 million, up 26 percent compared to operating income for the first quarter of 2022, and return on sales (“ROS”) was 17.8 percent, an increase of 320 basis points when compared to the first quarter of 2022. On an adjusted basis, the company reported segment income of $211 million for the first quarter of 2023, up 23 percent compared to segment income for the first quarter of 2022, and ROS was 20.5 percent, an increase of 330 basis points when compared to the first quarter of 2022.
Industrial & Flow Technologies sales were up 9 percent compared to sales for the same period last year. Excluding currency translation, acquisitions and divestitures, core sales grew 11 percent in the first quarter. Segment income of $65 million was up 25 percent compared to the first quarter of 2022, and ROS was 16.6 percent, an increase of 200 basis points when compared to the first quarter of 2022.
Water Solutions sales were up 32 percent compared to sales for the same period last year. Excluding currency translation, acquisitions and divestitures, core sales grew 2 percent in the first quarter. Segment income of $52 million was up 136 percent compared to the first quarter of 2022, and ROS was 19.3 percent, an increase of 850 basis points when compared to the first quarter of 2022.
Pool sales were down 16 percent compared to sales for the same period last year. Excluding currency translation, acquisitions and divestitures, core sales declined 16 percent in the first quarter. Segment income of $116 million was unchanged compared to the first quarter of 2022, and ROS was 31.9 percent, an increase of 520 basis points when compared to the first quarter of 2022.
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Net cash used for operating activities was $107 million compared to $132 million in the first quarter of 2022 and free cash flow used for the quarter was $123 million compared to $149 million in the first quarter of 2022.
Pentair paid a regular cash dividend of $0.22 per share in the first quarter of 2023. Pentair previously announced on February 20, 2023 that it will pay a regular quarterly cash dividend of $0.22 per share on May 5, 2023 to shareholders of record at the close of business on April 21, 2023. This year marks the 47th consecutive year that Pentair has increased its dividend.
OUTLOOK
Mr. Stauch concluded, “We continue to operate in a challenging macroeconomic environment, however, we have confidence in the diversification of our smart, sustainable water business and our long-term strategy. Our Manitowoc Ice acquisition continues to exceed our expectations, and we are pleased with our transformation progress. While we expect 2023 to be a softer year for our Pool sales due to economic uncertainty, lower demand in new pools and higher channel inventory, we believe Pool remains a very attractive segment led by migration to sunbelt states, automation of existing pools and energy efficient product offerings. We have great confidence in our global talent and company culture, and we have demonstrated experience navigating challenges. We believe we have the right purpose, the right team, the right portfolio, the right strategy and the right competitive advantages to win in this market. This is reflected in our second quarter and full year 2023 updated guidance.”
The company updates its estimated 2023 GAAP EPS from continuing operations to approximately $3.25 to $3.35 and on an adjusted EPS basis to approximately $3.60 to $3.70. The company updates full year 2023 sales guidance to be down approximately 2 percent to flat on a reported basis. The company expects full year free cash flow to approximate 100 percent of net income.
In addition, the company introduces second quarter 2023 GAAP EPS from continuing operations guidance of approximately $0.87 to $0.89 and on an adjusted EPS basis of approximately $0.94 to $0.96. The company expects second quarter sales to be down approximately 1 percent to flat on a reported basis compared to the second quarter of 2022.

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EARNINGS CONFERENCE CALL
Pentair President and Chief Executive Officer John L. Stauch and Chief Financial Officer Robert P. Fishman will discuss the company’s first quarter 2023 results on a conference call with investors at 9:00 a.m. Eastern today. A live audio webcast of the call, along with the related presentation, can be accessed in the Investor Relations section of the Company’s website, www.pentair.com, shortly before the call begins.
Reconciliations of non-GAAP financial measures are set forth in the attachments to this release and in the presentations, each of which can be found on Pentair’s website. The webcast and presentations will be archived at the Company’s website following the conclusion of the event.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “could,” “positioned,” “strategy,” or “future” or words, phrases, or terms of similar substance or the negative thereof are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond our control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the overall global economic and business conditions impacting our business, including the strength of housing and related markets and conditions relating to the conflict between Russia and Ukraine and related sanctions; supply, demand, logistics, competition and pricing pressures related to and in the markets we serve; the ability to achieve the benefits of our restructuring plans, cost reduction initiatives and transformation program; the impact of raw material, logistics and labor costs and other inflation; volatility in currency exchange rates and interest rates; failure of markets to accept new product introductions and enhancements; the ability to successfully identify, finance, complete and integrate acquisitions; risks associated with operating foreign businesses; the impact of seasonality of sales and weather conditions; our ability to comply with laws and regulations; the impact of changes in laws, regulations and administrative policy, including those that limit U.S. tax benefits or impact trade agreements and tariffs; the outcome of litigation and governmental proceedings; and the ability to achieve our long-term strategic operating and ESG goals. Additional information concerning these and other factors is contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2022. All forward-looking statements, including all financial forecasts, speak only as of the date of this release. Pentair assumes no obligation, and disclaims any obligation, to update the information contained in this release.

ABOUT PENTAIR PLC
At Pentair, we help the world sustainably move, improve, and enjoy water, life’s most essential resource. From our residential and commercial water solutions, to industrial water management and everything in between, Pentair is focused on smart, sustainable water solutions that help our planet and people thrive.
Pentair had revenue in 2022 of approximately $4.1 billion, and trades under the ticker symbol PNR. With approximately 11,250 global employees serving customers in more than 150 countries, we work to help improve lives and the environment around the world. To learn more, visit www.pentair.com.

PENTAIR CONTACTS

Shelly Hubbard	Rebecca Osborn
Vice President, Investor Relations	Senior Manager, External Communications
Direct: 763-656-5575	Direct: 763-656-5589
Email: shelly.hubbard@pentair.com	Email: rebecca.osborn@pentair.com
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Pentair plc and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended
In millions, except per-share data	March 31, 2023	March 31, 2022
Net sales	$1,028.6	$999.6
Cost of goods sold	646.8	667.4
Gross profit	381.8	332.2
% of net sales	37.1%	33.2%
Selling, general and administrative	173.3	164.1
% of net sales	16.8%	16.4%
Research and development	24.9	22.3
% of net sales	2.4%	2.2%
Operating income	183.6	145.8
% of net sales	17.8%	14.6%
Other expense
Other expense	0.7	0.1
Net interest expense	32.4	5.7
% of net sales	3.1%	0.6%
Income from continuing operations before income taxes	150.5	140.0
Provision for income taxes	22.0	21.5
Effective tax rate	14.6%	15.4%
Net income from continuing operations	128.5	118.5
Income (loss) from discontinued operations, net of tax	1.2	(0.9)
Net income	$129.7	$117.6
Earnings (loss) per ordinary share
Basic
Continuing operations	$0.78	$0.72
Discontinued operations	0.01	(0.01)
Basic earnings per ordinary share	$0.79	$0.71
Diluted
Continuing operations	$0.78	$0.71
Discontinued operations	0.01	(0.01)
Diluted earnings per ordinary share	$0.79	$0.70
Weighted average ordinary shares outstanding
Basic	164.8	165.3
Diluted	165.8	166.5
Cash dividends paid per ordinary share	$0.22	$0.21

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Pentair plc and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	March 31, 2023	December 31, 2022
In millions
Assets
Current assets
Cash and cash equivalents	$119.2	$108.9
Accounts and notes receivable, net	718.1	531.5
Inventories	782.8	790.0
Other current assets	146.6	128.1
Total current assets	1,766.7	1,558.5
Property, plant and equipment, net	348.8	344.5
Other assets
Goodwill	3,263.2	3,252.6
Intangibles, net	1,081.9	1,094.6
Other non-current assets	210.6	197.3
Total other assets	4,555.7	4,544.5
Total assets	$6,671.2	$6,447.5
Liabilities and Equity
Current liabilities
Accounts payable	$331.3	$355.0
Employee compensation and benefits	94.1	106.0
Other current liabilities	576.2	602.1
Total current liabilities	1,001.6	1,063.1
Other liabilities
Long-term debt	2,491.8	2,317.3
Pension and other post-retirement compensation and benefits	71.1	70.8
Deferred tax liabilities	43.9	43.3
Other non-current liabilities	253.3	244.9
Total liabilities	3,861.7	3,739.4
Equity	2,809.5	2,708.1
Total liabilities and equity	$6,671.2	$6,447.5
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Pentair plc and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three months ended
In millions	March 31, 2023	March 31, 2022
Operating activities
Net income	$129.7	$117.6
(Income) loss from discontinued operations, net of tax	(1.2)	0.9
Adjustments to reconcile net income from continuing operations to net cash provided by (used for) operating activities
Equity income of unconsolidated subsidiaries	(0.2)	(0.5)
Depreciation	14.7	13.0
Amortization	13.8	6.6
Deferred income taxes	(14.0)	(3.7)
Share-based compensation	7.2	6.9
Asset impairment and write-offs	4.1	—
Amortization of bridge financing fees	—	2.6
Changes in assets and liabilities, net of effects of business acquisitions
Accounts receivable	(184.8)	(116.1)
Inventories	6.0	(95.1)
Other current assets	(17.4)	(23.5)
Accounts payable	(24.9)	10.4
Employee compensation and benefits	(12.8)	(37.5)
Other current liabilities	(28.7)	(12.4)
Other non-current assets and liabilities	1.9	(0.7)
Net cash used for operating activities	(106.6)	(131.5)
Investing activities
Capital expenditures	(16.6)	(17.7)
Proceeds from sale of property and equipment	0.2	—
Acquisitions, net of cash acquired	0.2	(1.4)
Net cash used for investing activities	(16.2)	(19.1)
Financing activities
Net borrowings of revolving long-term debt	173.6	199.6
Debt issuance costs	—	(5.8)
Shares issued to employees, net of shares withheld	(4.1)	(5.3)
Dividends paid	(36.2)	(34.7)
Net cash provided by financing activities	133.3	153.8
Effect of exchange rate changes on cash and cash equivalents	(0.2)	4.6
Change in cash and cash equivalents	10.3	7.8
Cash and cash equivalents, beginning of period	108.9	94.5
Cash and cash equivalents, end of period	$119.2	$102.3

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Pentair plc and Subsidiaries
Reconciliation of the GAAP Operating Activities Cash Flow to the Non-GAAP Free Cash Flow (Unaudited)

	Three months ended	Three months ended
In millions	March 31, 2023	March 31, 2022
Net cash used for operating activities	$(106.6)	$(131.5)
Capital expenditures	(16.6)	(17.7)
Proceeds from sale of property and equipment	0.2	—
Free cash flow	$(123.0)	$(149.2)

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Pentair plc and Subsidiaries
Supplemental Financial Information by Reportable Segment (Unaudited)

	2023	2022
In millions	First Quarter	First Quarter
Net sales
Industrial & Flow Technologies	$391.8	$358.1
Water Solutions	272.0	205.8
Pool	364.3	435.4
Other	0.5	0.3
Consolidated	$1,028.6	$999.6
Segment income (loss)
Industrial & Flow Technologies	$65.0	$52.2
Water Solutions	52.4	22.2
Pool	116.2	116.3
Other	(22.6)	(18.6)
Consolidated	$211.0	$172.1
Return on sales
Industrial & Flow Technologies	16.6%	14.6%
Water Solutions	19.3%	10.8%
Pool	31.9%	26.7%
Consolidated	20.5%	17.2%

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Pentair plc and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures for the Year Ending December 31, 2023
Excluding the Effect of Adjustments (Unaudited)

	Actual	Forecast
In millions, except per-share data	First Quarter	Second Quarter		Full Year
Net sales	$1,028.6	approx	Down 1% - Flat	approx	Down 2% - Flat
Operating income	183.6	approx	Up 5% -7%	approx	Up 26% - 30%
% of net sales	17.8%
Adjustments:
Restructuring and other	2.9	approx	$—	approx	$3
Transformation costs	8.5	approx	—	approx	9
Intangible amortization	13.8	approx	14	approx	55
Legal accrual adjustments	(1.9)	approx	—	approx	(2)
Asset impairment and write-offs	3.9	approx	—	approx	4
Equity income of unconsolidated subsidiaries	0.2	approx	1	approx	3
Segment income	211.0	approx	Up 5% - 7%	approx	Up 7% - 10%
Return on sales	20.5%
Net income from continuing operations—as reported	128.5	approx	$144 - $147	approx	$538 - $555
Adjustments to operating income	27.2	approx	14	approx	69
Income tax adjustments	(4.6)	approx	(2)	approx	(11)
Net income from continuing operations—as adjusted	$151.1	approx	$156 - $159	approx	$596 - $613
Continuing earnings per ordinary share—diluted
Diluted earnings per ordinary share—as reported	$0.78	approx	$0.87 - $0.89	approx	$3.25 - $3.35
Adjustments	0.13	approx	0.07	approx	0.35
Diluted earnings per ordinary share—as adjusted	$0.91	approx	$0.94 - $0.96	approx	$3.60 - $3.70
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Pentair plc and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures for the Year Ended December 31, 2022
Excluding the Effect of Adjustments (Unaudited)

In millions, except per-share data	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Net sales	$999.6	$1,064.2	$1,055.1	$1,002.9	$4,121.8
Operating income	145.8	190.8	147.1	111.6	595.3
% of net sales	14.6%	17.9%	13.9%	11.1%	14.4%
Adjustments:
Restructuring and other	2.1	1.1	12.5	16.7	32.4
Transformation costs	5.5	5.2	10.1	6.4	27.2
Intangible amortization	6.6	6.3	18.5	21.1	52.5
Legal accrual adjustments and settlements	(0.7)	0.5	—	0.4	0.2
Asset impairment and write-offs	—	—	—	25.6	25.6
Inventory step-up	—	—	5.8	—	5.8
Deal-related costs and expenses	6.4	1.6	13.4	0.8	22.2
Russia business exit impact	5.9	—	(0.8)	(0.4)	4.7
Equity income of unconsolidated subsidiaries	0.5	0.4	0.3	0.6	1.8
Segment income	172.1	205.9	206.9	182.8	767.7
Return on sales	17.2%	19.3%	19.6%	18.2%	18.6%
Net income from continuing operations—as reported	118.5	153.0	115.4	96.3	483.2
Gain on sale of businesses	—	—	(0.2)	—	(0.2)
Pension and other post retirement mark-to-market gain	—	—	—	(17.5)	(17.5)
Amortization of bridge financing fees	2.6	5.1	1.3	—	9.0
Adjustments to operating income	25.8	14.7	59.5	70.6	170.6
Income tax adjustments	(5.4)	(3.8)	(12.3)	(14.4)	(35.9)
Net income from continuing operations—as adjusted	$141.5	$169.0	$163.7	$135.0	$609.2
Continuing earnings per ordinary share—diluted
Diluted earnings per ordinary share—as reported	$0.71	$0.92	$0.70	$0.58	$2.92
Adjustments	0.14	0.10	0.29	0.24	0.76
Diluted earnings per ordinary share—as adjusted	$0.85	$1.02	$0.99	$0.82	$3.68
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Pentair plc and Subsidiaries
Reconciliation of Net Sales Growth to Core Net Sales Growth by Segment
For the Quarter Ended March 31, 2023 (Unaudited)

	Q1 Net Sales Growth
	Core	Currency	Acq. / Div.	Total
Total Pentair	(2.6)%	(1.1)%	6.6%	2.9%
Industrial & Flow Technologies	11.4%	(2.0)%	—%	9.4%
Water Solutions	1.7%	(1.6)%	32.1%	32.2%
Pool	(16.1)%	(0.2)%	—%	(16.3)%